Exhibit 10.46

TIVITY HEALTH, INC.

DIRECTOR DEFERRED COMPENSATION PROGRAM

The purpose of this document is to set forth the general terms and conditions applicable to the Tivity Health, Inc. Director Deferred Compensation Program (as amended, the “Program”) established by the Board of Directors (the “Board”) of Tivity Health, Inc. (the “Company”) pursuant to the Tivity Health, Inc. Second Amended and Restated 2014 Stock Incentive Plan (the “Stock Plan”). Capitalized terms used but not defined herein shall have the meaning given such terms in the Stock Plan.

1.Administration of the Program. The Program shall be administered by the Nominating and Corporate Governance Committee (the “Committee”) of the Board. All decisions made by the Committee pursuant to the Program shall be made in the Committee's sole discretion and shall be final and binding on all persons.

2.Elections.

a.Election to Defer Annual Equity Retainer.  An Outside Director may elect in advance to defer the receipt of the initial and/or annual grant of Restricted Stock Units made to such Outside Director under the Stock Plan (“Equity Retainer”).

b.Election to Defer Annual Cash Retainer.  An Outside Director may elect (“Cash Deferral Election”) in advance to defer the receipt of all or an elected portion of the initial and/or annual cash retainer and all other cash fees payable to such Outside Director (“Cash Retainer” and with the Equity Retainer, the “Director Compensation”).

c.Election to Convert Cash Retainer to Shares or RSUs.  An Outside Director may also elect (“Equity Election”) in advance to receive unrestricted Shares or deferred Restricted Stock Units (“Election RSUs”) (or a portion of each) in lieu of the Cash Retainer.  If the Equity Election is made, the Outside Director shall be granted, on any date that the Cash Retainer (or portion thereof) would have been paid in absence of such election (which generally shall be the last business day of each calendar quarter, the “Grant Date”), a number (rounded to the nearest whole share) of unrestricted Shares (if no deferral is elected) or Election RSUs (if deferral is elected) equal to the quotient of (i) the portion of the Cash Retainer to which each election applies that would have been paid on the Grant Date, and (ii) the Fair Market Value of the Shares on such date; provided, that if the Outside Director does not qualify as an Outside Director as a result of his or her separation from service from the Board on or prior to the Grant Date, then (x) no unrestricted Shares or Election RSUs shall be issued on such Grant Date; (y) the portion of the Cash Retainer to which such Equity Election would have applied on the Grant Date shall be prorated for the Outside Director’s actual period of service during the period to which such Cash Retainer relates, and (z) such prorated amount shall be paid in cash on or around the Grant Date (for an Equity Election to the extent unrestricted Shares were elected) or at the time the Outside Director would have received the Election RSUs according to the deferral election in effect for such Election RSUs. For purposes of this Program, the Fair Market Value shall mean the closing Share price on the principal market or exchange on which such Shares are traded on the applicable date.

d.Rules Applicable to Elections.  To make the elections described in this Section, except with respect to a newly elected or appointed Outside Director, the Outside Director must annually execute and deliver to the Company a deferral election form before the later of (i) the end of the calendar year preceding the calendar year in which the applicable amount is scheduled to be earned or granted, or (ii) such other time permitted under Section 409A of the Code with respect to the terms and conditions of the award. A newly elected or appointed Outside Director may, upon (but no later than 30 days after) becoming an Outside Director, file a deferral election with respect to the initial Director Compensation for services to be performed subsequent to the filing of such election. All elections shall be made pursuant to the deferral election form provided by the Company. No election under this Plan shall affect the vesting of any Director Compensation. For the avoidance of doubt, in the event an Outside Director does not timely make an election with respect to his or her Director Compensation for a given year, such Outside Director’s Cash Retainer and Equity Retainer for such year shall be paid in accordance with the usual pay practices of the Company.

3.Deferred Account. Upon the vesting of any Equity Retainer awarded to any Outside Director who has elected to defer his or her Equity Retainer(s) pursuant to this Program, any Shares that would otherwise have been issued to the Outside Director upon such vesting shall be converted to deferred stock units on a one-to-one basis and credited to the Outside Director’s deferred account (“RSU Account”).  Any Election RSUs shall also be credited to the Outside Director’s RSU Account subject to any applicable vesting requirements.  Any Outside Director who has elected to defer his or her Cash Retainer(s) pursuant to this Program (including as a result of the provisos to Section 2(c)) shall have such amounts credited as a bookkeeping entry by the Company to a deferred cash account (“Cash Account”).  At the end of each calendar quarter, regardless of whether any other credits are then made to the Outside Director’s Cash Account or whether the Outside Director is then serving on the Board, the Company will credit the Outside Director’s Cash Account with interest computed at an annual rate equal to the lesser of (i) the prime rate or (ii) 120% of the long-term applicable federal rate with annual compounding, in either case such rate as in effect at the time such credit is made.

4.Dividend Equivalent Amounts. If dividends are paid with respect to Stock, each RSU Account shall be credited with a number of whole stock units determined by multiplying the dividend value per share by the stock unit balance of the RSU Account on the record date and dividing the result by the Fair Market Value of a Share on the dividend payment date.  Other than the right to receive these amounts, Restricted Stock Units credited to an RSU Account shall have no other shareholder rights (including voting rights) until such Restricted Stock Units are settled in Shares.

5.Period of Deferral. The deferred amounts in each RSU Account and Cash Account shall be deferred until, and the period of deferral shall cease upon, the earliest of (a) the consummation of a Change in Control (as defined in the Stock Plan) so long as such Change in Control constitutes a “change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company” within the meaning of Section 409A of the Code or (b) with respect to the deferred compensation to which such election form relates, upon the specified date(s) elected by the Outside Director on his or her deferred election form.

6.Subsequent Deferral Elections. Any subsequent election made with respect to deferred compensation under this Program that provides for a delay in a distribution or payment of any amounts hereunder shall satisfy the requirements of Section 409A(a)(4)(C) of the Code.

7.Designation of Beneficiary. An Outside Director may designate one or more beneficiaries to receive payments from his or her deferred amounts under the Program in the event of his or her death. A designation of beneficiary may apply to a specified percentage of an Outside Director’s entire interest in his or her deferred amounts. Such designation, or any change therein, must be in writing and shall be effective upon receipt by the Company. If there is no effective designation of beneficiary, or if no beneficiary survives the Outside Director, the estate of the Outside Director shall be deemed to be the beneficiary.

8.Payment.

a.Form of Payment.  All amounts credited to an Outside Director’s RSU Account shall be paid in Shares to the Outside Director, or his or her designated beneficiary (or beneficiaries) or estate.  All amounts credited to the Outside Director’s Cash Account shall be paid in cash to the Outside Director, or his or her designated beneficiary (or beneficiaries) or estate.

b.Timing of Payment.  In each election form, the Outside Director may elect to receive payment of the portion of his or her Director Compensation to which such election applies in either (i) a lump sum or (ii) in equal annual installments over five years or such other period provided by the Company and elected by the Outside Director in the election form.

9.Adjustments. In the event of a stock dividend, stock split or similar change in capitalization affecting the Shares, the Company shall make appropriate adjustments in the number of stock units credited to the Outside Directors’ RSU Accounts.

10.Non-transferability of Rights. During an Outside Director’s lifetime, any payment under this Program shall be made only to the Outside Director. No sum or other interest under this deferred compensation arrangement shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt by an Outside Director or any beneficiary under this Program to do so shall be void. No interest under this deferred compensation arrangement shall in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of an Outside Director or beneficiary entitled thereto. Notwithstanding the foregoing, the Company may make payments to an individual other than an Outside Director to the extent required by a domestic relations order.

11.Company’s Obligations to Be Unfunded and Unsecured. The accounts maintained under this Program shall at all times be entirely unfunded, and no provision shall at any time be made with respect to segregating assets of the Company (including Shares) for payment of any amounts hereunder. No Outside Director or other person shall have any interest in any particular assets of the Company (including Shares) by reason of the right to receive payment under this Program, and any Outside Director or other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under this Program.

12.Section 409A. This Program is intended to be a compliant deferred compensation plan under Section 409A of the Code and shall be administered in accordance with the requirements of Section 409A.

13.Incorporation of Plan. The Program is subject to all the provisions of the Stock Plan, including Section 3.2 and Section 14 thereof, and its provisions are hereby made a part of the Program, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Stock Plan. In the event of any conflict between the provisions of this Program and those of the Stock Plan, the provisions of the Stock Plan shall control.

14.Amendment and Termination. Notwithstanding anything herein to the contrary, the Committee may, at any time, terminate, modify or suspend the Program; provided, however, that, without the prior consent of the Outside Directors affected, no such action may adversely affect any rights or obligations with respect to any amounts previously deferred under the Program.

15.No Contract for Service. Nothing contained in the Program or in any document related to the Program shall confer upon any Outside Director any right to continue in the service of the Company or any Subsidiary or Affiliate or constitute any contract or agreement of service for a specific term or interfere in any way with the right of the Company or any Subsidiary or Affiliate to reduce such person’s compensation, to change the position held by such person or to terminate the service of such person, with or without cause.

16.Governing Law.  The terms of the Program shall be governed, construed, administered and regulated in accordance with the laws of the State of Delaware.  In the event any provision of this Program shall be determined to be illegal or invalid for any reason, the other provisions shall continue in full force and effect as if such illegal or invalid provision had never been included herein.

Effective as of December 14, 2020